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                              EMPLOYMENT AGREEMENT

          THIS AGREEMENT between Tegal Corporation ("Tegal") and Michael L. Parodi ("Parodi") is dated and entered into as of December 17, 1997. Tegal and Parodi hereby agree as follows:

                                    RECITALS

          Parodi and Tegal have decided to enter into an employment agreement, and have agreed upon the terms of such employment, which terms are set forth herein.

                                   AGREEMENT

          1. Employment. As of the date hereof, Tegal will employ Parodi, and Parodi will accept employment by Tegal, as its President and Chief Executive Officer, with such duties and responsibilities consistent with such offices. The Board of Directors of Tegal (the "Board") shall use its best efforts to have Parodi as a director during the entire term of this Agreement.

          2. Other Business. Parodi will devote his time, attention and effort to Tegal's business on a substantially full-time basis. Notwithstanding the foregoing, Parodi shall be entitled to serve on the Board of Directors of other corporations, as Parodi may elect from time to time, so long as such service is approved by the Board.

          3. Term. This Agreement shall continue until the third anniversary of the date hereof.

          4. Salary. Parodi's base salary (the "Base Salary") shall be at an annual rate of not less than $250,000.00 subject to discretionary increases in accordance with Tegal's normal review procedures and policies. The Base Salary shall be paid in substantially equal installments at the same intervals as other officers of Tegal are paid.

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          5.   Annual Bonus and Vacation.

               5.1 Bonus. In addition to his Base Salary, and subject to the achievement of certain goals established in accordance with this Section 5, Parodi shall be paid an annual bonus (the "Bonus") during the term of this Agreement in an amount not less than 50% of the Base Salary. Each year the Board shall approve objective, quantifiable and reasonably attainable annual goals, which shall be reduced to writing and presented by Parodi to the Board on or before the 60th day following the commencement of each fiscal year during the term of this Agreement. The actual Bonus paid shall be evaluated using the Board-approved Bonus plan methodology. The Bonus shall be paid in cash when bonuses are generally paid to other senior executives of Tegal for the relevant fiscal year. Parodi shall be entitled to a pro rata portion of the bonus at the end of the fiscal year ending in 1997.

               5.2 Vacation. Parodi shall be entitled to one and one-quarter (1 1/4) days of paid vacation for each month during the term of this Agreement.

          6. Stock Purchase. Upon signing of this Agreement by Parodi, the Board will grant to Parodi, as soon as practical, non-qualified stock options as follows:

          (a)  260,000 shares with a four-year expiration of repurchase rights;
and

          (b) 240,000 shares with rights of repurchase expiring immediately upon Tegal's stock price reaching the following targets for 10 or more consecutive trading days;

               (a)  60,000 shares at $12 per share;

               (b)  60,000 shares at $17 per share;

               (c)  60,000 shares at $21 per share; or

               (d)  60,000 shares at $25 per share.


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          The stock price used will be the closing price at the end of the New
York Trading Day on NASDAQ.

          Any stock purchased or stock options issued to Parodi shall be substantially in the form, respectively, of the Amended and Restated Equity Incentive Plan Nonqualified Stock Purchase Agreement and the Amended and Restated Equity Incentive Plan Stock Option Agreement.

          7. Living Accommodations, Commuting and Relocation Costs. In view of the fact that Parodi's primary residence is not within the vicinity of the headquarters of Tegal and in view of the uncertainty of his tenure, Tegal shall, so long as its headquarters is more than 40 miles from Parodi's primary residence, reimburse Parodi for (i) the costs of commuting from his current residence to Tegal's headquarters, and (ii) the reasonable costs of securing and maintaining living accommodations for the term of the Agreement. For the purposes of Sections 7 and 8 hereof, Tegal's obligation to reimburse Parodi shall include reimbursement for any tax liability Parodi may incur by reason of such reimbursement. Accordingly, to the extent Parodi will incur tax liability for all or any portion for any reimbursement, Tegal's obligation to reimburse such expenses giving rise to a tax liability shall be "grossed-up" to cover the tax liability according to the following formula:

          X=Y/(1-Z)
          X=Grossed-Up Reimbursement
          Y=Reimbursable Expenses Giving Rise to Tax Liability
          Z=Parodi's aggregate federal, state and local tax rate

          8. Reimbursement of Expenses. Tegal shall reimburse Parodi for all reasonable out-of-pocket expenditures incurred in establishing an office and communications capabilities in Parodi's home and car, which expenditures shall include but not be limited to routine office supplies, a facsimile machine and a telephone and all expenses associated with


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a car telephone. Tegal shall further reimburse Parodi for all out-of-pocket expenses incurred by Parodi in performing his obligations hereunder, including, without limitation, telephone, fax, air freight and travel related expenses. All reimbursable expenses shall be reimbursed in accordance with Tegal's standard practices as in effect from time to time, upon delivery by Parodi of an itemized statement, accompanied by appropriate receipts, describing the reimbursable expenses incurred.

          9. Benefits. During the term of this Agreement, Parodi will be entitled to participate in all fringe benefit programs as shall be provided from time to time to Tegal's employees or specifically to Parodi by action of the Board (or any person or committee appointed by the Board to determine fringe benefit programs and other emoluments).

          10. Termination. Employment of Parodi pursuant to this Agreement may be terminated as follows, in which event the compensation and all associated benefits as set forth in this Agreement shall terminate except as provided in
Section 11 below:

               10.1 With or without cause, Tegal may terminate the employment of Parodi at any time during the term of employment upon 45 days' prior written notice to Parodi.

               10.2 Parodi may terminate his employment at any time upon 45 days' prior written notice to Tegal.

               10.3 Employment shall terminate automatically upon death or disability. For purposes of this Agreement, "disability" shall mean Parodi's inability to perform in accordance herewith by reason of mental or physical disorder or injury constituting "long-term disability" as defined under Tegal's medical or disability insurance policy, as in effect from time to time.


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          10.4 Neither party shall take any action to circumvent the intentions of this Section 10 or of this Agreement.

     11.  Termination Payments.

          11.1 Termination by Employer. If Tegal terminates Parodi's employment prior to the end of the term of this Agreement without cause, Parodi shall continue to receive his then effective Base Salary and benefits pursuant to
Section 9 hereof for twelve (12) months following the effective date of such termination (the "Salary and Benefits Continuance").

          11.2 Termination by Employee. In the case of a termination of Parodi's employment by Parodi, except when he terminates his employment because of good reason or a breach of this Agreement by Tegal, Parodi shall not be entitled to a Salary and Benefits Continuance. If Parodi terminates his employment because of good reason, as hereinafter defined, Parodi shall be entitled to the Salary and Benefits Continuance. For purposes of this Agreement, "good reason" shall mean (i) any material breach of this Agreement by Tegal; (ii) the assignment to Parodi of any duties, or the substantial reduction of Parodi's duties, either of which is inconsistent with Parodi's position as President and Chief Executive Officer; or (iii) any change in Parodi's reporting relationship which results in his not reporting directly to the Board.

          11.3 Continuance of Competition Restrictions. In the event that Parodi's employment is terminated, but pursuant to Sections 11.1 or 11.2 he remains entitled to Salary and Benefits Continuance, then during the period of the Salary and Benefits Continuance his obligations under Section 14 hereof shall continue to apply.


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        12.     Termination; Definitions; Special Provisions.

                12.1 Cause. Wherever reference is made in this agreement to Termination being with or without cause, "cause" means cause given by Parodi to Tegal and is limited to the following:

                        (a) Repeated failure or refusal to carry out the reasonable directions of the Board, which directions are consistent with Parodi's duties as set forth herein;

                        (b) Conviction for violation of a state or federal criminal law involving the commission of a felony; or

                        (c) Any material breach of this Agreement, if not corrected as provided in Section 12.2 below.

                12.2 Breach. Whenever a breach of this Agreement by either party is relied upon as justification for any action taken by a party pursuant to any provision of this Agreement, before such action is taken, the party asserting the breach shall give the other party at least 90 days' prior written notice of the existence and nature of the breach and the opportunity to correct it during the 90-day period.

                12.3 Payment Schedule. In the event Parodi is entitled to Salary and Benefits Continuance, the payments of Base Salary shall be made to Parodi in equal installments at the same intervals as other officers of Tegal are being paid at the time that the employment was terminated.

                12.4 Mitigation. Parodi shall not be required to mitigate the amount of any payments provide for in Section 11 hereof by seeking other employment or a consultancy with any other entity or otherwise, but Parodi shall notify Tegal of any



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subsequent employment or consultancy engaged in by Parodi during the period covered by any payments provided in Section 11 hereof and the amounts payable pursuant thereto shall be reduced by the amount of any salary or fees so paid or payable with respect to such period. Parodi's entitlement to any Salary and Benefits Continuance shall cease upon any violation by Parodi of either Section 13 or 14 below.

     12.5 Obligation to Successor Entity. In the event that Tegal merges into another entity and is the disappearing corporation, or Tegal sells all or substantially all of its assets, Tegal may assign its rights and obligations under this Agreement to its successor or successors (the "Successor"). In the event of any such assignment, Tegal shall cause the Successor to assume the obligations of Tegal hereunder, by a written agreement addressed to Parodi, concurrently with any assignment with the same effect as if the Successor were "Tegal" hereunder. Upon the occurrence of any such assignment, Parodi agrees that, if the Successor requests him to remain as President and Chief Executive Officer with similar responsibilities and compensation as provided by Tegal at the time of such assignment, he will continue such responsibilities for a period of 12 months following the assignment of this Agreement. For purposes of this Section, compensation shall include the Base Salary, the Bonus, all benefits pursuant to Section 9 hereto, and all expense reimbursements. Notwithstanding the foregoing, in the event Successor significantly decreases Parodi's compensation or significantly alters responsibilities as in effect during the immediately preceding 12 months, Parodi may resign his employment and, for purposes of the Salary and Benefits Continuance, Parodi shall be deemed to have terminated his employment because of good reason. However, in the event that the Successor terminates

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Parodi's employment within six months of the change in control of Tegal, Parodi shall be entitled to the Salary and Benefits Continuances as set forth in
Section 11.

     13. Proprietary Information. All Proprietary Information, as hereinafter defined, shall be the sole property of Tegal and its assigns, and Tegal and its assigns shall be the sole owner of all patents, copyrights and other rights (collectively referred to herein as "Rights") pertaining to the Proprietary Information. Parodi hereby assigns to Tegal any Rights he may have or acquire in the Proprietary Information or any Rights pertaining to the Proprietary Information. Parodi further agrees, as to all Proprietary Information, to reasonably assist Tegal or any person designated by it (at Tegal's expense) to obtain and, from time to time, to enforce Rights relating to said Proprietary Information in any and all countries. Parodi will execute documents for use in applying for, obtaining and enforcing such Rights on such Proprietary Information as reasonably required, together with any assignments thereof to Tegal or persons designated by it. Parodi's obligation to reasonably assist Tegal or any person designated by Tegal in obtaining and enforcing Rights relating to the Proprietary Information shall continue beyond the cessation of his employment, but Tegal shall compensate Parodi at a reasonable rate after the cessation of Parodi's employment for time actually spent by him upon Tegal's request for such assistance. At all times, both during Parodi's employment by Tegal and after its cessation, whether the cessation is voluntary or involuntary, for any reason or no reason, or by death or disability (the "Cessation of Employment"), Parodi will keep in strictest confidence and trust all Proprietary Information and will not disclose, use or induce or assist in the use or disclosure of any Proprietary Information or Rights pertaining to Proprietary Information, or anything related thereto, without the prior express written consent of Tegal, except any may be necessary in

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the ordinary course of performing his duties as an employee of Tegal. For purposes of this Agreement, "Proprietary Information" shall mean any and all proprietary or confidential information or trade secrets in which Tegal has a proprietary interest, including Tegal's anticipated research and development accomplishments resulting from tasks assigned to Parodi by Tegal or resulting from the use by Parodi of equipment, supplies or facilities owned, leased or contracted for by Tegal, including, without limitation, trade secrets, processes, formulas, data, patents, know-how, discoveries, developments, designs, inventions, techniques, plans, strategies, customer and supplier lists and information which may be useful or have actual or potential economic value to Tegal. Notwithstanding the foregoing, Proprietary Information shall not include (i) any information known to Parodi prior to the commencement of employment with Tegal and not obtained or derived directly or indirectly from Tegal or, if so obtained, not subject to confidential obligations; (ii) any information which is or becomes public or available to the general public or generally known in the industry otherwise than through any breach of confidentiality by Parodi, or (iii) any information obtained subsequent to the commencement of employment with Tegal from a third party who is lawfully in possession of such information and which is not subject to any confidential or non-use obligations of such third party owed to Tegal or any other third party.

     PARODI UNDERSTANDS THAT TEGAL IS HEREBY ADVISING HIM THAT ANY PROVISION IN THIS AGREEMENT REQUIRING HIM TO ASSIGN HIS RIGHTS IN ANY INVENTION DOES NOT APPLY TO AN INVENTION WHICH QUALIFIES FULLY UNDER THE PROVISIONS OF SECTION 2870 OF THE CALIFORNIA LABOR CODE. THAT SECTION PROVIDES THAT THE


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REQUIREMENT TO ASSIGN INVENTIONS "SHALL NOT APPLY TO ANY INVENTION FOR WHICH NO
EQUIPMENT, SUPPLIES, FACILITY, OR TRADE SECRET INFORMATION OF THE EMPLOYER WAS USED AND WHICH WAS DEVELOPED ENTIRELY ON THE EMPLOYEE'S OWN TIME AND (A) WHICH DOES NOT RELATE (1) TO THE BUSINESS OF THE EMPLOYER OR (2) TO THE EMPLOYER'S ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OF DEVELOPMENT, OR (B) WHICH DOES NOT RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER." BY
SIGNING THIS AGREEMENT, Parodi ACKNOWLEDGES THAT THIS PARAGRAPH SHALL
CONSTITUTE WRITTEN NOTICE OF THOSE PROVISIONS OF SECTION 2870.

        14. Competition. During the term of this Agreement and except as otherwise set forth herein, Parodi will not directly, as an officer, director, stockholder, partner, associate, owner, employee or consultant engage in any activity in direct competition with Tegal in any geographical areas in which Tegal or any of its affiliates are now so engaged. Parodi shall report to the Board any purchase of stock of a Tegal competitor at such time as Parodi becomes aware of such purchase. During his employment by Tegal and for a period of two years after or cessation of employment, Parodi will not, either directly or indirectly, either alone or in concert with others, solicit or entice any employee of or consultant of Tegal to leave Tegal or to entice such employee to work for anyone in direct competition with Tegal. Parodi will not solicit, entice or in any way divert any customer or supplier to do business with any business entity in competition with Tegal. During his employment by Tegal, Parodi agrees not to plan or otherwise take any preliminary steps,



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either alone or in concert with others, to set up or engage in any business enterprises that would be in direct competition with Tegal.

      15. Return of Work-Related Materials. In the event of a Cessation of Employment, Parodi will deliver to Tegal all documents, data and other materials of any nature pertaining to his work with Tegal, and will not take with him any of the foregoing or any reproduction of any of the foregoing.

      16.   Disclosure.  Except when not required by California Labor Code
Section 2870, Parodi will promptly disclose to Tegal all discoveries, developments, designs, improvements, inventions, formulas, software programs, processes, techniques, know-how, negative know-how and data, whether or not patentable or registrable under patent, copyright or similar statutes or reduced to practice, made or conceived or reduced to practice or learned by him, either alone or jointly with others, during his period of employment by Tegal, that are related to or useful in the business or future business of Tegal, or result from tasks assigned him by Tegal or result from the use of property used by Tegal.

      17.   General Provisions.

            17.1 Governing Law. This Agreement shall be construed under and according to the internal laws, and not the laws of conflict, of the State of California.

            17.2 Severability. In the event that any provision of this agreement shall be determined by any court of competent jurisdiction to be unenforceable or otherwise invalid as written, the same shall be enforced and validated to the extent permitted by law. All provisions of this Agreement are severable, and the unenforceability or invalidity of any single provision hereof shall not affect the remaining provisions.



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            17.3  Employment.  Nothing in this Agreement shall obligate Tegal to continue to retain Parodi as an employee. Parodi understands that this means that Tegal has and will continue to have the absolute and unconditional right to terminate his employment for any reason or no reason, with or without cause or prior notice.

            17.4 Entire Agreement. This Agreement contains the sole and entire agreement and understanding between Tegal and Parodi with respect to the subject matter hereof, and supersedes and replaces any prior agreement to the extent any such agreement is inconsistent herewith. This Agreement can be amended, modified, released or changed in whole or in part only by a written agreement executed by Tegal and Parodi.

            17.5 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by final and binding arbitration. Except as hereinafter set forth, any such arbitration shall be conducted in accordance with the then existing rules (the "Rules") of the American Arbitration Association ("AAA") and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided, however, that the law applicable to any controversy shall be the law of California, regardless of its or any jurisdiction's choice of law principle. In any such arbitration, the award or decision shall be rendered by a majority of the members of a Board of Arbitration consisting of three (3) members, one of whom shall be appointed by each party and the third of whom shall be the chairman of the panel and be appointed by mutual agreement of said two party-appointed arbitrators. In the event of failure of said two arbitrators to agree, within sixty (60) days after the commencement of the arbitration proceeding, upon the appointment of the third arbitrator, the third arbitrator shall be appointed by the AAA in accordance with the Rules. In the event that either party shall fail



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to appoint an arbitrator within thirty (30) days after the commencement of the arbitration proceeding, the arbitration shall be conducted by the single arbitrator selected.

            17.6 Notice. All notices and other communications required or permitted under this Agreement shall be in writing, served personally on or mailed by certified or registered United States mail to, the party to be charged with receipt thereof. Notices and other communications served by mail shall be deemed duly given three days after deposit of such notice in the United States Post Office as certified or registered mail with postage prepaid-and duly addressed to the applicable party at the address set forth below or at such other address as the applicable party may designate by written notice from time to time:


                                    PARODI:   Michael L. Parodi
                                              91 Grand Via
                                              Alamo, CA 94507

                                    TEGAL:    TEGAL CORPORATION
                                              2201 S. McDowell Boulevard
                                              Petaluma, CA 94953
                                              ATTENTION:  Robert V. Hery
                                                          Chairman of the Board

            17.7 Waiver. No waiver of any of the provisions hereof shall be valid unless in writing, signed by the party against whom such claim or waiver is sought to be enforced, nor shall failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

            17.8 Amendment. No modification of any of the provisions hereof shall be binding upon either Parodi or Tegal unless in writing, signed by the party against whom such modification is sought to be enforced.


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          17.9 Non-Disclosure. Parodi agrees that, during the term of his employment by Tegal and following termination of such employment, he will not disclose (except as required by Parodi's duties to Tegal) any of Tegal's secret or confidential information, whether patentable or not, of which he becomes informed during his employment.

     IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on the date set forth above.


                                   TEGAL CORPORATION


                                   BY: /s/ ROBERT V. HERY
                                      ----------------------------
                                      Robert V. Hery,
                                      Chairman of the
                                      Board of Directors



                                   /s/ MICHAEL L. PARODI
                                   -------------------------------
                                   MICHAEL L. PARODI


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